EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-221965) and Form S-8 (No. 333-164292, No. 333-174356 and No. 333-213832) of CIT Group Inc. of our report dated February 23, 2018, except for the change in composition of reportable segments discussed in Note 24 to the consolidated financial statements, as to which the date is February 20, 2020 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 20, 2020